EXHIBIT 2.1

                        PURCHASE OF NET REVENUE INTEREST

     This Agreement is made on July 1, 2002, by and among ITIS INC., a Delaware corporation (hereinafter referred to as "ITIS"), PHARMHOUSE, INC., a Texas corporation ("PHARMHOUSE") and RAINMAKER VENTURES, LTD., a Texas limited partnership (hereinafter referred to as "RAINMAKER").

                                    RECITALS

     PHARMHOUSE operates a business primarily engaged in establishing specialty medication pharmacies; and

     PHARMHOUSE owns licenses to open specialty medication pharmacy stores in certain territories in Texas and the United States; and

     RAINMAKER desires to acquire a fifty percent (50%) interest in and to the net revenues of the first fourteen (14) separately-licensed specialty medication pharmacy locations to be opened by PHARMHOUSE and an option to acquire a fifty percent (50%) interest in and to the net revenues of an additional four (4) separately-licensed specialty medication pharmacy locations to be opened by PHARMHOUSE; and

     ITIS  desires  to  obtain  additional  funds  to  invest  in  PHARMHOUSE.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable considerations, which is acknowledged to be sufficient, the parties agree as follows:

                               TERMS OF AGREEMENT

SECTION  1.  GRANT  OF  NET  REVENUE  INTEREST

1.1 DEFINITION OF "NET REVENUE". For the purposes of this Agreement, the terms "Net Revenue" of any separately licensed specialty medication pharmacy location mean for any period the difference between (a) all receipts arising from the sale of prescription medications during such period by such location, less (b) the sum during such period of (i) the costs of such sales, (ii) wages, salaries, benefits, and other costs of personnel, whether or not full time employees of PHARMHOUSE, employed at such location, (iii) rent, depreciation, taxes, and repairs and maintenance of all fixed assets at such location, (iv) interest on accounts or notes payable or other indebtedness relating to such location, and (v) other costs or expenses associated with the operation of such location and not capitalized or capitalizable in accordance with generally accepted accounting principals. The determination of Net Revenue for each location shall be based on the cash method of accounting without allocation of interest, rents, general and administrative, or other expenses from another location.


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1.2  GRANT.  PHARMHOUSE  hereby  grants  and assigns to RAINMAKER a 50% interest in and to the Net Revenue relating to or arising from the first fourteen (14) separately licensed specialty medication pharmacy locations opened by PHARMHOUSE. Nothing herein is intended to be or shall be deemed to be a sale of any interest in PHARMHOUSE or ITIS or any interest in any of their respective assets. RAINMAKER shall not be obligated to contribute to any negative Net Revenue of PHARMHOUSE.

1.3 ACCOUNTING AND PAYMENT OF NET REVENUE INTEREST. Within thirty (30) days after the end of each calendar quarter, PHARMHOUSE shall deliver to RAINMAKER a statement setting forth the gross receipts, deductions and Net Revenue for such calendar quarter for each location in which RAINMAKER has a Net Revenue Interest and shall pay to RAINMAKER the amount of such Net Revenue interest for all such locations. PHARMHOUSE shall not be entitled to any offset against the Net Revenues for any location or locations for the negative Net Revenues of any other location or locations.

SECTION 2.  PAYMENTS

2.1 COMMITMENT. RAINMAKER will pay to ITIS an aggregate of up to Two Million, Five Hundred Thousand United States Dollars ($2,500,000) (the "Commitment") as and when required by ITIS. There shall be no restrictions on the use of such funds by ITIS, however, it is the intent of the parties that such funds shall be made available by ITIS to PHARMHOUSE (either as an inter-company loan or contribution to the capital of PHARMHOUSE) for the purpose of constructing and opening additional separately-licensed specialty medication pharmacy locations.

2.2 NO INTEREST. Neither PHARMHOUSE nor ITIS shall have any obligation to pay interest on any amounts paid by RAINMAKER to ITIS pursuant to this Agreement. Such payments are consideration for the grant of the Net Revenue interest under this Agreement and shall be recoverable, if at all, solely from the Net Revenue interest granted pursuant to Section 1.2.

2.3 FUNDING REQUEST. The parties acknowledge that RAINMAKER has previously provided funding on an interest-free basis as of the date of this Agreement. RAINMAKER shall fund additional amounts, up to an aggregate of the Commitment, upon the request of ITIS; provided, however, that RAINMAKER may, but shall have no obligation to fund any amount, if PHARMHOUSE has not opened at least one (1) separately licensed specialty medication pharmacy for each $166,667 invested by RAINMAKER as of the date of the request.

2.4 LIMITATIONS. In the event that RAINMAKER declines to make any payment as a result of the proviso in the foregoing sentence, the Net Revenue interest granted to RAINMAKER pursuant to Section 1.2 shall be limited to the number of locations that are equal to the quotient, rounded to the nearest whole number, from dividing (a) the aggregate amount of the payments funded by RAINMAKER by
(b)  the  sum  of  $166,667.

SECTION 3.  OPTION


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3.1  ADDITIONAL  NET  REVENUE  INTEREST.  RAINMAKER  shall  have  the  option to acquire a 50% Net Revenue interest on the same terms as set forth in Section 1.2 in exchange for an increase in the Commitment of $500,000. The option granted by this provision shall be exercisable by PHARMHOUSE at any time so long as PHARMHOUSE is not in default under the terms of any agreement with RAINMAKER.

SECTION  4.  REPRESENTATIONS

4.1  PHARMHOUSE.  PHARMHOUSE  hereby  represents  and warrants to RAINMAKER that
(a) it is corporation duly formed and validly existing under the laws of the State of Texas, (b) it has all requisite corporate authority to enter this Agreement, (c) this Agreement has been duly authorized and properly executed and is binding on PHARMHOUSE in accordance with its terms, (d) it has the right to open and operate specialty medication pharmacies, subject to the granting of any necessary licenses by appropriate government entities, and (e) it has not previously granted any interest in or to the Net Revenues of the first twenty-two (22) separately licensed specialty medication pharmacy locations to be opened by PHARMHOUSE.

4.2 ITIS. ITIS hereby represents and warrants to RAINMAKER that (a) it is a corporation duly formed and validly existing under the laws of the State of Delaware, (b) it has all requisite corporate authority to enter this Agreement,
(c) this Agreement has been duly authorized and properly executed and is binding on ITIS in accordance with its terms, (d) it is the owner of all of the issued and outstanding equity interests and all of the voting rights in PHARMHOUSE.

4.3 RAINMAKER. RAINMAKER hereby represents and warrants to PHARMHOUSE and ITIS that (a) it is a limited partnership duly formed and validly existing under the laws of the State of Texas, (b) it has all requisite authority to enter this Agreement, (c) this Agreement has been duly authorized and properly executed and is binding RAINMAKER in accordance with its terms, (d) it is purchasing the Net Revenue interest for investment purposes and not with a view to resell, and (e) it has had an opportunity to meet with and question the principal executive officers of ITIS and PHARMHOUSE relating to financial conditions, operational issues, and other matters and is completely satisfied with the answers to such questions (f) it has adequate resources, financial and otherwise, to pay the purchase price and look solely to the Net Revenue interest for repayment of an return on such purchase price.

SECTION 5.  CONFIDENTIAL  INFORMATION

5.1 DEFINITION OF CONFIDENTIAL INFORMATION. As used in this Agreement, the term "Confidential Information" shall mean and include any and all information about the financial condition, results of operations, business plans, assets, costs, liabilities, operating method, hardware and software configurations, business plans, or aspects of the business of PHARMHOUSE or ITIS except any such information that is published or disclosed to the public by PHARMHOUSE, ITIS or any person that has a right to do so without liability or compensation to ITIS or PHARMHOUSE. Confidential Information shall include any such information that was disclosed by PHARMHOUSE or ITIS prior to the date of this Agreement.


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5.2  DUTY  OF  CONFIDENTIALITY.  RAINMAKER  shall  not disclose any Confidential
Information to any third person for any purpose other than principals of RAINMAKER or its legal, accounting and tax advisors, all of whom shall be required to undertake a similar obligation of confidentiality to ITIS and PHARMHOUSE. RAINMAKER shall not use any Confidential Information for any purpose other than for the purposes of determining the Net Revenues of the separately licensed specialty medication pharmacy locations in which it has a Net Revenue interest and determining whether PHARMHOUSE has made adequate progress in the construction, licensing and opening of locations to warrant additional payments.

SECTION 6. DEFAULT  AND  REMEDIES

6.1 DEFAULT. PHARMHOUSE shall be in default of this Agreement if (a) PHARMHOUSE fails to make payment of any Net Revenue interest amount on the date or in the amount required by this Agreement; (b) PHARMHOUSE fails to provide RAINMAKER with any report required to be provided by PHARMHOUSE and does not correct such failure within 10 business days after demand therefore; (c) PHARMHOUSE fails to construct, license, open and operate separately licensed specialty medication pharmacies at a rate satisfactory to RAINMAKER and does not correct such failure by opening at least one such location for each $166,667 funded by RAINMAKER within 90 calendar days after demand by RAINMAKER; or (d) any representation or warranty of PHARMHOUSE is incorrect when made and the effect of such defect either cannot be corrected or PHARMHOUSE fails to correct such defect within 30 calendar days after demand by RAINMAKER.

6.2 REMEDIES. In the event that PHARMHOUSE is in default of this Agreement, RAINMAKER may, but shall have no obligation to, (a) cease funding any additional amounts under the Commitment; (b) terminate this Agreement to the extent of any unfunded Commitment; (c) take over the operation of any separately licensed specialty medication pharmacy location in which it has a Net Revenue interest; and/or (d) take any other action that it may take under applicable law. The election of any one or more remedy under the foregoing sentence shall not exclude or prevent any other remedy. PHARMHOUSE agrees to execute and deliver to RAINMAKER any and all assignments, authorizations, and other documents necessary to allow RAINMAKER to take over the operation of any location in which RAINMAKER has a Net Revenue interest.

SECTION 7. MISCELLANEOUS

7.1 JURISDICTION. Any action or proceeding seeking to enforce any provision of, or arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Harris or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, Houston Division, and the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein or claim that such venue is not convenient. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.


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7.2  ENTIRE  AGREEMENT.  This  Agreement  supersedes  all  prior  agreements between the parties with respect to its subject matter and constitutes the exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all of the parties to this Agreement.

7.3 ASSIGNMENT. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties, which consent shall not be unreasonably withheld.

7.4 NO THIRD PARTY BENEFICIARIES. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right or remedy under or with respect to this Agreement. This Agreement is intended for the sole and exclusive benefit of the parties hereto.

7.5 SEVERABILITY. If any provision of this Agreement which is not essential is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. If such invalid or unenforceable provision can be made valid and enforceable by limiting its geographic application or its duration, it shall be limited to the minimum extent necessary to make such provision enforceable.

7.6 SECTION HEADINGS. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to Sections refer to the Sections of this Agreement.

7.7 CONSTRUCTION. All words used in this Agreement will be construed to be of such gender or number as the circumstances required. Capitalized terms include both the singular and plural forms. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

7.8 NOTICE. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or by commercial carrier, addressed to the parties as follows:

     If to PHARMHOUSE:       PharmHouse,  Inc.
                             Attn:  Joanna  Hoover
                             10750  Hammerly
                             Second  Floor
                             Houston,  TX  77041

     If to ITIS:             ITIS  Inc.
                             Attn:  Hunter  M.A.  Carr
                             10750  Hammerly
                             Second  Floor
                             Houston,  TX  77041

     If to RAINMAKER:        Rainmaker  Ventures,  Ltd.


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                             Attn:  Donald  W.  Sapaugh
                             10750  Hammerly
                             Second  Floor
                             Houston,  Texas  77041

7.9 TIME OF THE ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.10 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas without regard to conflicts of laws principles.

7.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

                         [SIGNATURES ON FOLLOWING PAGE]


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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the  date  first  written  above.


                                    ITIS INC.


                                    By:
                                           -------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------


                                    PharmHouse,  Inc.


                                    By:
                                           -------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------


                                    Rainmaker  Ventures,  Ltd.


                                    By:
                                           -------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------


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